December 19, 2014	ATTORNEYS AT LAW
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CLIENT/MATTER NUMBER
039889-0101

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  205490

Re:	Intrepid Capital Management Funds Trust – Amended Registration Statement on Form N-1A

Ladies and Gentlemen:

Pursuant to Rule 485(b)(4), the undersigned, counsel for Intrepid Capital Management Funds Trust, represents that Post-Effective Amendment No. 26 to the Form N-1A Registration Statement of Intrepid Capital Management Funds Trust does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Very truly yours,

/s/ Peter D. Fetzer

Peter D. Fetzer

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